                                        OMB APPROVAL

                                   OMB Number:3235-0145
                                   Expires:December 31, 1997
                                   Estimated average burden
                                   hours per form 14.90

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                         (Amendment No. *)


                              Plasma Therm Inc.
                              (Name of Issuer)

                               Common Stock

---------------------------------------------------------------------------

                    (Title of Class of Securities)

                                727900102
                              (CUSIP Number)

                    Gruber & McBaine Capital Management
                         50 Osgood Place, Penthouse
                          San Francisco, CA  94133
                              (415) 981-2101
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              September 9, 1997
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                  SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 727900102                                    Page 2 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   403,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              403,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     403,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.6
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     OO
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 3 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     GRUBER & McBAINE CAPITAL MANAGEMENT
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   403,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              403,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     403,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.6
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 4 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     JON D. GRUBER
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF, PF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  79,500
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   487,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   79,500
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              487,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     566,500
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.16
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 5 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     J. PATTERSON McBAINE
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF, PF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  4,500
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   487,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   4,500
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              487,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     491,500
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.4
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 6 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     THOMAS O. LLOYD-BUTLER
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   481,500
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              481,500
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     481,500
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.3
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 7 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     LAGUNITAS PARTNERS, A California Limited Partnership
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   246,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              246,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     246,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.2
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 8 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     GMJ INVESTMENTS, L.P.
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   5,500
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              5,500
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,500
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .05
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     PN
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 9 of 15 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     GRUBER & McBAINE CAPITAL MANAGEMENT INTERNATIONAL
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)       /  /
                                                            (b)       / /
---------------------------------------------------------------------------
3    SEC USE ONLY
---------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
---------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               / /
---------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF           7    SOLE VOTING POWER
      SHARES                  0
   BENEFICIALLY          --------------------------------------------------
     OWNED BY            8    SHARED VOTING POWER
       EACH                   84,000
    REPORTING            --------------------------------------------------
      PERSON             9    SOLE DISPOSITIVE POWER
       WITH                   0
                         --------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              84,000
---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     84,000
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      / /
---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .76
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO AND IA
---------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 10 of 15 Pages

ITEM 1.   SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Plasma Therm, Inc. ("PTIS"). The principal executive office of PTIS is located at 9509 International Court, St. Petersburg, FL, 33716.


ITEM 2.   IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction
C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a) Gruber and McBaine Capital Management, L.L.C. (LLC); Gruber and McBaine Capital Management, a California corporation (GMCM); Jon D. Gruber (Gruber);
J. Patterson McBaine (McBaine); Thomas O. Lloyd-Butler (TLB); Lagunitas Partners, L.P., a California limited partnership (Lag); Gruber and McBaine Capital Management International (Intl), a California corporation; GMJ Investments, L.P., a California limited partnership (GMJ).

(b) The business address of LLC, GMCM, Gruber, McBaine, TLB, Lag, Intl and GMJ is 50 Osgood Place, Penthouse, San Francisco, CA 94133.

(c) Gruber and McBaine are the sole directors and occupy all the executive offices of GMCM and Intl, which are investment advisers. Gruber, McBaine, and TLB are the shareholders of GMCM, and Gruber and McBaine are the shareholders of Intl. Gruber and McBaine are the Managers and Gruber, McBaine, TLB and GMCM are the members of LLC, an investment adviser. Lag and GMJ are investment limited partnerships. LLC is the general partner of Lag. GMCM, Gruber and McBaine are the general partners of GMJ.

(d) During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)  All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 727900102                                    Page 11 of 15 Pages

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser      Source of Funds               Amount

GMCM           Capital Under Management(1)   291,782
LLC            Capital Under Management(1)   291,782
Gruber         Personal Funds                203,563
McBaine        Personal Funds                 42,375
Lag            Working Capital               245,813
Intl           Capital Under Management       69,375
GMJ            Working Capital                 8,250

(1)  Includes funds of Lag and GMJ invested in Stock.

ITEM 4.   PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

          Aggregate
          Beneficially
          Owned                    Voting Power        Dispositive Power
Name      Number         Percent   Sole      Shared    Sole      Shared

GMCM      403,000        3.63           0    403,000        0    403,000
Gruber    566,500        5.10      79,500    487,000   79,500    487,000
McBaine   491,500        4.43       4,500    487,000    4,500    487,000
Lag       246,000        2.22           0    246,000        0    246,000
Intl       84,000         .76           0     84,000        0     84,000
GMJ         5,500         .05           0      5,500        0      5,500
TLB       481,500        4.30           0    481,500        0    481,500
LLC       403,000        3.63           0    403,000        0    403,000

SCHEDULE 13D

CUSIP No. 727900102                                    Page 12 of 15 Pages


The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since July 9, 1997:


     Purchase                 Number         Price     Broker
Name  or Sale  Date           of Shares      Per Share Used

Lag       P    7/9/97          6,000         5.69      SASI
GMCM      P    7/9/97          1,500         5.69      SASI
Gruber    P    7/9/97          2,500         5.69      SASI
Lag       P    7/10/97         5,000         6.03      CHAS
GMCM      P    7/10/97         8,000         6.03      CHAS
Gruber    P    7/10/97         2,000         6.03      CHAS
GMCM      P    7/10/97         3,500         6.00      SASI
Gruber    P    7/10/97        12,000         6.00      SASI
Lag       P    7/15/97         2,500         6.06      SASI
GMCM      P    7/15/97        12,000         6.06      SASI
Gruber    P    7/15/97         5,500         6.06      SASI
Gruber    P    7/15/97         5,000         6.06      CHAS
Lag       P    9/3/97          5,000         8.25      SASI
GMCM      P    9/3/97          4,000         8.25      SASI
GMJ       P    9/3/97          1,000         8.25      SASI
Lag       P    9/9/97         13,000         9.63      FAHN
GMCM      P    9/9/97          5,000         9.63      FAHN
McBaine   P    9/9/97          2,000         9.63      FAHN
Intl      P    9/9/97          7,500         9.25      SASI
GMCM      P    9/9/97          6,500         9.25      SASI
Gruber    P    9/9/97          4,500         9.25      SASI
McBaine   P    9/9/97          2,500         9.25      SASI

CHAS      Charles Schwab
FAHN      Fahnestock & Co.
SASI      Seidler Companies

SCHEDULE 13D

CUSIP No. 727900102                                    Page 13 of 15 Pages

ITEM. 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Gruber, McBaine and GMCM are the general partners of GMJ, and LLC is the general partner of Lag, pursuant to limited partnership agreements. These agreements provide to the general partners the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, the general partners of GMJ and Lag are entitled to fees based on assets under management and realized and unrealized gain, if certain conditions are met. Pursuant to investment management agreements, GMCM, LLC and Intl are authorized, among other things, to invest funds of their various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to GMCM, LLC or Intl based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to GMCM orally and under a Power of Attorney, GMCM is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to GMCM for those services.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

A. Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G (previously filed).

SCHEDULE 13D

CUSIP No. 727900102                                    Page 14 of 15 Pages


SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    October 16, 1997.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, by J. Patterson McBaine, President

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by J. Patterson McBaine, General Partner

Lagunitas Partners, A California Limited Partnership, by J. Patterson McBaine, General Partner

Gruber and McBaine Capital Management International, by J. Patterson McBaine, President

SCHEDULE 13D

CUSIP No. 727900102                                    Page 15 of 15 Pages


                                                            EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of PTIS. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  October 16, 1997.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, by J. Patterson McBaine, President

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by J. Patterson McBaine, General Partner

Lagunitas Partners, A California Limited Partnership, by J. Patterson McBaine, General Partner

Gruber and McBaine Capital Management International, by J. Patterson McBaine, President
C:\DMS\2217\027\0234715.WP